EXHIBIT 99


                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                        Consolidated Financial Statements
                     for the period ended December 31, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

      We have audited the accompanying consolidated balance sheets of Philip Morris Companies Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


New York, New York
January 27, 1997

                          PHILIP MORRIS COMPANIES INC.
                                and Subsidiaries
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                              1996         1995
                                                             -------     -------
ASSETS
  Consumer products
     Cash and cash equivalents                               $   240     $ 1,138
     Receivables, net                                          4,466       4,508
     Inventories:
        Leaf tobacco                                           4,143       3,332
        Other raw materials                                    1,854       1,721
        Finished product                                       3,005       2,809
                                                             -------     -------
                                                               9,002       7,862

     Other current assets                                      1,482       1,371
                                                             -------     -------
        Total current assets                                  15,190      14,879

     Property, plant and equipment, at cost:
        Land and land improvements                               664         726
        Buildings and building equipment                       5,168       4,976
        Machinery and equipment                               12,481      11,542
        Construction in progress                               1,659       1,357
                                                             -------     -------
                                                              19,972      18,601
        Less accumulated depreciation                          8,221       7,485
                                                             -------     -------
                                                              11,751      11,116

     Goodwill and other intangible assets
        (less accumulated amortization of
        $4,391 and $3,873)                                    18,998      19,319

     Other assets                                              3,015       2,866
                                                             -------     -------
        Total consumer products assets                        48,954      48,180

  Financial services and real estate
     Finance assets, net                                       5,345       4,991
     Real estate held for development and sale                   314         339
     Other assets                                                258         301
                                                             -------     -------
        Total financial services and
           real estate assets                                  5,917       5,631
                                                             -------     -------
        TOTAL ASSETS                                         $54,871     $53,811
                                                             =======     =======

                                                              1996         1995
                                                             -------     -------
LIABILITIES
  Consumer products
     Short-term borrowings                                   $   260     $   122
     Current portion of long-term debt                         1,846       1,926
     Accounts payable                                          3,409       3,364
     Accrued liabilities:
        Marketing                                              2,106       2,114
        Taxes, except income taxes                             1,331       1,075
        Employment costs                                         942         995
        Other                                                  2,726       2,706
     Income taxes                                              1,269       1,137
     Dividends payable                                           978         834
                                                             -------     -------
        Total current liabilities                             14,867      14,273

     Long-term debt                                           11,827      12,324
     Deferred income taxes                                       731         356
     Accrued postretirement health care costs                  2,372       2,273
     Other liabilities                                         5,773       5,643
                                                             -------     -------
        Total consumer products liabilities                   35,570      34,869

  Financial services and real estate
     Short-term borrowings                                       173         671
     Long-term debt                                            1,134         783
     Deferred income taxes                                     3,636       3,382
     Other liabilities                                           140         121
                                                             -------     -------

        Total financial services and
           real estate liabilities                             5,083       4,957
                                                             -------     -------
        Total liabilities                                     40,653      39,826

Contingencies (Note 13)

STOCKHOLDERS' EQUITY
   Common stock, par value $1.00 per share
      (935,320,439 shares issued)                                935         935
   Earnings reinvested in the business                        22,478      19,779
   Currency translation adjustments                              192         467
                                                             -------     -------
                                                              23,605      21,181
   Less cost of repurchased stock
      (124,871,681 and 104,150,433 shares)                     9,387       7,196
                                                             -------     -------
          Total stockholders' equity                          14,218      13,985
                                                             -------     -------
   TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                                   $54,871     $53,811
                                                             =======     =======


                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                    1996       1995       1994
                                                  -------     -------    ------

Operating revenues                                $69,204     $66,071    $65,125
Cost of sales                                      26,560      26,685     28,351
Excise taxes on products                           14,651      12,932     11,349
                                                  -------     -------    -------
   Gross profit                                    27,993      26,454     25,425
Marketing, administration and research costs       15,630      15,337     15,372
Amortization of goodwill                              594         591        604
                                                  -------     -------    -------
   Operating income                                11,769      10,526      9,449
Interest and other debt expense, net                1,086       1,179      1,233
                                                  -------     -------    -------
   Earnings before income taxes and
     cumulative effect of accounting changes       10,683       9,347      8,216
Provision for income taxes                          4,380       3,869      3,491
                                                  -------     -------    -------
   Earnings before cumulative effect
     of accounting changes                          6,303       5,478      4,725
Cumulative effect of changes in method
   of accounting                                                  (28)
                                                  -------     -------    -------
   Net earnings                                   $ 6,303     $ 5,450    $ 4,725
                                                  =======     =======    =======
Per share data:
   Earnings before cumulative effect of
     accounting changes                           $  7.68     $  6.51    $  5.45
   Cumulative effect of changes in
     method of accounting                                        (.03)
                                                  -------     -------    -------
   Net earnings                                   $  7.68     $  6.48    $  5.45
                                                  =======     =======    =======

                See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                 (in millions of dollars, except per share data)

                                   ----------

                                                                       Earnings          Currency         Cost of       Total
                                                     Common          Reinvested in      Translation     Repurchased   Stockholders'
                                                     Stock           the Business       Adjustments        Stock         Equity
                                                     -----           ------------       -----------        -----         ------
Balances, January 1, 1994                            $935               $15,718            $(711)        $(4,315)        $11,627

Net earnings                                                              4,725                                            4,725
Exercise of stock options and issuance
   of other stock awards                                                   (217)                             324             107
Cash dividends declared
   ($3.03 per share)                                                     (2,623)                                          (2,623)
Currency translation adjustments                                                             664                             664
Stock repurchased                                                                                         (1,600)         (1,600)
Net unrealized depreciation on securities                                  (114)                                            (114)
                                                     ----               -------            -----         -------         -------
      Balances, December 31, 1994                     935                17,489              (47)         (5,591)         12,786
Net earnings                                                              5,450                                            5,450
Exercise of stock options and issuance
   of other stock awards                                                    (77)                             470             393
Cash dividends declared
   ($3.65 per share)                                                     (3,065)                                          (3,065)
Redemption of stock rights                                                   (9)                                              (9)
Currency translation adjustments                                                             514                             514
Stock repurchased                                                                                         (2,075)         (2,075)
Net unrealized depreciation on securities                                    (9)                                              (9)
                                                     ----               -------            -----         -------         -------
      Balances, December 31, 1995                     935                19,779              467          (7,196)         13,985
Net earnings                                                              6,303                                            6,303
Exercise of stock options and issuance
   of other stock awards                                                    (28)                             609             581
Cash dividends declared
   ($4.40 per share)                                                     (3,606)                                          (3,606)
Currency translation adjustments                                                            (275)                           (275)
Stock repurchased                                                                                         (2,800)         (2,800)
Net unrealized appreciation on securities                                    30                                               30
                                                     ----               -------            -----         -------         -------
      Balances, December 31, 1996                    $935               $22,478            $ 192         $(9,387)        $14,218
                                                     ====               =======            =====         =======         =======


                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                                    1996               1995                1994
                                                                                    ----               ----                ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

   Net earnings - Consumer products                                                $ 6,180           $ 5,345             $ 4,591
                - Financial services and real estate                                   123               105                 134
                                                                                   -------           -------             -------
   Net earnings                                                                      6,303             5,450               4,725
   Adjustments to reconcile net earnings to operating cash flows:
   Consumer products
      Depreciation and amortization                                                  1,691             1,671               1,722
      Deferred income tax provision                                                    163                15                 237
      (Gains) losses on sales of businesses                                           (320)             (275)                 19
      Cumulative effect of accounting changes                                                             46
      Cash effects of changes, net of the effects from acquired and divested companies:
          Receivables, net                                                              35              (466)               (239)
          Inventories                                                                 (952)               (5)               (387)
          Accounts payable                                                              60              (260)                582
          Income taxes                                                                 446               504                 202
          Other working capital items                                                 (448)             (482)               (288)
      Other                                                                            467               354                 180
   Financial services and real estate
      Deferred income tax provision                                                    224               299                 376
      Decrease (increase) in real estate receivables                                    11                35                 (30)
      Decrease in real estate held for development and sale                             25                61                  86
      Other                                                                              2               (22)                (82)
                                                                                   -------           -------             -------
         Operating cash flow before income taxes on sales of
           businesses and interest payment on zero coupon bonds                      7,707             6,925               7,103
      Income taxes on sales of businesses                                              (73)             (238)                 (8)
      Interest payment on zero coupon bonds - financial
        services and real estate                                                                                            (156)
                                                                                   -------           -------             -------
         Net cash provided by operating activities                                   7,634             6,687               6,939
                                                                                   -------           -------             -------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

   Consumer products
      Capital expenditures                                                          (1,782)           (1,621)             (1,726)
      Purchase of businesses, net of acquired cash                                    (616)             (217)               (146)
      Proceeds from sales of businesses                                                612             2,202                 300
      Other                                                                            (47)               17                  28
   Financial services and real estate
      Investments in finance assets                                                   (439)             (613)               (582)
      Proceeds from finance assets                                                     217               123                 889
                                                                                   -------           -------             -------
         Net cash used in investing activities                                      (2,055)             (109)             (1,237)
                                                                                   -------           -------             -------

                See notes to consolidated financial statements.


                                    Continued
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                                 1996                 1995              1994
                                                                                 ----                 ----              ----
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

   Consumer products
      Net (repayment) issuance of short-term borrowings                         $(1,119)            $   (21)          $   172
      Long-term debt proceeds                                                     2,699                 564                97
      Long-term debt repaid                                                      (1,979)             (1,302)           (1,817)

   Financial services and real estate
      Net (repayment) issuance of short-term borrowings                            (498)                 67              (325)
      Long-term debt proceeds                                                       363                                   185
      Long-term debt repaid                                                                            (139)              (44)

   Repurchase of outstanding stock                                               (2,770)             (2,111)           (1,532)
   Dividends paid                                                                (3,462)             (2,939)           (2,487)
   Stock rights redemption                                                                               (9)
   Issuance of shares                                                               448                 291                54
   Other                                                                            (88)                (28)              (20)
                                                                                -------             -------           -------
         Net cash used in financing activities                                   (6,406)             (5,627)           (5,717)
                                                                                -------             -------           -------
Effect of exchange rate changes on cash and cash equivalents                        (71)                  3                17
                                                                                -------             -------           -------
Cash and cash equivalents:

   (Decrease) increase                                                             (898)                954                 2
   Balance at beginning of year                                                   1,138                 184               182
                                                                                -------             -------           -------
   Balance at end of year                                                       $   240             $ 1,138           $   184
                                                                                =======             =======           =======
Cash paid:  Interest - Consumer products                                        $ 1,244             $ 1,293           $ 1,340
                                                                                =======             =======           =======
                     - Financial services and real estate                       $    95             $    89           $   229
                                                                                =======             =======           =======
            Income taxes                                                        $ 3,424             $ 3,067           $ 2,449
                                                                                =======             =======           =======

                See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   -----------

Note 1.  Summary of Significant Accounting Policies:

   Basis of presentation:

      The consolidated financial statements include all significant subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Balance sheet accounts are segregated by two broad types of business.
         Consumer products assets and liabilities are classified as either current or non-current, whereas financial services and real estate assets and liabilities are unclassified, in accordance with respective industry practices.

   Cash and cash equivalents:

      Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

   Inventories:

      Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is determined by the average cost or first-in, first-out methods. It is a generally recognized industry practice to classify the total amount of leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

   Advertising costs:

      Advertising costs are expensed generally as incurred.

   Depreciation, amortization and goodwill valuation:

      Depreciation is recorded by the straight-line method. Substantially all goodwill and other intangible assets are amortized by the straight-line method, principally over 40 years. The Company periodically evaluates the recoverability of goodwill and measures any impairment by comparison to estimated undiscounted cash flows from future operations.

   Financial instruments:

      Derivative financial instruments are used by the Company to manage its foreign currency and interest rate exposures. Realized and unrealized gains and losses on foreign currency swaps that are effective as hedges of net assets in foreign subsidiaries are offset against currency translation adjustments as a component of stockholders' equity. The interest differential to be paid or received under the currency and related interest rate swap agreements is recognized over the life of the related debt and is included in interest and other debt expense, net. Unrealized gains and losses on forward contracts that are effective as hedges of assets, liabilities and commitments are deferred and recognized in income as the related transaction is realized.


                                    Continued

                                  -------------

   Accounting changes:

      Effective January 1, 1996, the Company adopted Statement of Financial
         Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 121 at January 1, 1996 and its application during 1996, had no material impact on the Company's financial position or results of operations.

      Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which allows companies either to measure compensation cost in connection with the employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method. The Company will continue to use the intrinsic value based method, which generally does not result in compensation cost. The Company's stock compensation plans are discussed in Note 7.

      Effective January 1, 1995, the Company adopted SFAS No. 116, "Accounting for Contributions Received and Contributions Made." This Statement requires the Company to recognize an unconditional promise to make a contribution as an expense in the period the promise is made. The Company had previously expensed contributions when payment was made. The cumulative effect at January 1, 1995 of adopting SFAS No. 116 reduced 1995 net earnings by $7 million ($.01 per share). The application of SFAS No. 116 did not materially reduce 1995 earnings before cumulative effect of accounting changes.

      Effective January 1, 1995, the Company adopted SFAS No. 106 for non-U.S.
         postretirement benefits other than pensions. The cumulative effect at January 1, 1995 of adopting SFAS No. 106, for the non-U.S. plans, reduced 1995 net earnings by $21 million ($.02 per share). However, application of SFAS No. 106 for non-U.S. employees during the year ended December 31, 1995 did not materially reduce earnings before cumulative effect of accounting changes.

      In October 1996, the AICPA's Accounting Standards Executive Committee issued Statement of Position No. 96-1, "Environmental Remediation Liabilities," which requires adoption by the Company on January 1, 1997. The Company estimates that the effect of adoption will not be material.

Note 2. Divestitures and Acquisitions:

   During 1996, the Company acquired a controlling interest in a Polish tobacco company, at a cost of $285 million and nearly all of the remaining voting shares of a Brazilian confectionery company, at a cost of $314 million. During 1996, the Company sold several domestic and international food businesses for total proceeds of $612 million and net pretax gains of $320 million. In addition, the Company initiated cost saving programs that included downsizing facilities and workforce reductions. The cost of these actions substantially offset the gains from businesses sold. The effect of these and other smaller acquisitions and dispositions, were not material to the Company's 1996 results of operations.


                                    Continued

                                  -------------

   During 1995, the Company sold its bakery businesses and its North American margarine, specialty oils, marshmallows, caramels and Kraft Foodservice distribution businesses. In addition, several smaller international food businesses were sold. Operating revenues and operating income of these businesses for the period owned in 1995 were $2.0 billion and $107 million, respectively, and for the year ended December 31, 1994 were $5.9 billion and $267 million, respectively. Net assets of the businesses sold were $1.8 billion. Total proceeds and net pretax gains from the sales of these businesses were $2.1 billion and $275 million, respectively. As part of this divestiture program, the Company offered an early retirement program and downsized or closed other food facilities. The cost of these actions offset the gains from businesses sold.

   During 1994, the Company sold The All American Gourmet Company (frozen dinners business) for $170 million. The effect of this disposition, and other smaller acquisitions and dispositions, was not material to the Company's 1994 results of operations.

Note 3. Inventories:

   The cost of approximately 49% of inventories in 1996 and 50% of inventories in 1995 was determined using the LIFO method. The stated LIFO values of inventories were approximately $965 million and $750 million lower than the current cost of inventories at December 31, 1996 and 1995, respectively.

Note 4. Short-Term Borrowings and Borrowing Arrangements:

   At December 31, the Company's short-term borrowings and related average interest rates consisted of the following:

                                       1996                    1995
                              ---------------------   ----------------------
                                              (in millions)

                                           Average                  Average
                                 Amount    Year-end      Amount     Year-end
                              Outstanding    Rate     Outstanding     Rate
                              -----------    ----     -----------     ----
   Consumer products:
      Bank loans                $   295       8.1%       $   209      13.1%
      Commercial paper            1,373       5.7%         2,495       5.8%
      Amount reclassified
         as long-term debt       (1,408)                  (2,582)
                                -------                  -------
                                $   260                  $   122
                                =======                  =======
   Financial services and
      real estate:
      Commercial paper          $   173       6.0%       $   671       5.9%
                                =======                  =======

   The fair values of the Company's short-term borrowings at December 31, 1996 and 1995, based upon market rates, approximate the amounts disclosed above.

   The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $15.6 billion at December 31, 1996. Approximately $15.3 billion of these facilities were unused at December 31, 1996. Certain of these facilities are used to


                                   Continued

                                  -------------

      support commercial paper borrowings, are available for acquisitions and other corporate purposes and require the maintenance of a fixed charges coverage ratio.

   The Company's credit facilities include revolving bank credit agreements totaling $12.0 billion. An agreement for $4.0 billion expires in October 1997. An agreement for $8.0 billion expires in 2000 enabling the Company to refinance short-term debt on a long-term basis. Accordingly, short-term borrowings intended to be refinanced were reclassified as long-term debt.

Note 5. Long-Term Debt:

   At December 31, the Company's long-term debt consisted of the following:

                                                      1996           1995
                                                      ----           ----
                                                         (in millions)
   Consumer products:

      Short-term borrowings, reclassified            $ 1,408        $ 2,582

      Notes, 6.15% to 9.75% (average effective
         rate 7.82%), due through 2008                 9,550          8,598

      Debentures, 6.0% to 8.5%
         (average effective rate 10.77%),
         $1.2 billion face amount,
         due through 2017                              1,046          1,018

      Foreign currency obligations:
         Swiss franc, 2.13% to 6.88%
            (average effective rate 5.80%),
            due through 2000                             957          1,303
         Deutsche mark, 2.75% to 6.38%
            (average effective rate 5.96%),
            due through 2002                             411            392

         Other foreign                                    49            102

      Other                                              252            255
                                                     -------        -------
                                                      13,673         14,250
      Less current portion of long-term debt          (1,846)        (1,926)
                                                     -------        -------
                                                     $11,827        $12,324
                                                     =======        =======

   Financial services and real estate:

      Eurodollar notes, 6.75% and 6.63%,
         (average effective rate 6.68%)
         due 1997 and 1999                           $   400        $   400

      Foreign currency obligations:
         ECU notes, 9.25% and 8.50%, due
           1997 and 1998                                 372            383
         Deutsche mark, 6.5%, due 2003                   166
         French franc, 6.88%, due 2006                   196
                                                     -------        -------
                                                     $ 1,134        $   783
                                                     =======        =======


                                   Continued

                                  -------------

   Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                    Financial services and
                             Consumer products             real estate
                             -----------------      ----------------------
                                          (in millions)
             1997                 $1,846                      $386
             1998                  1,516                       186
             1999                  1,773                       200
             2000                    845
             2001                  1,730
             2002-2006             3,871                       362
             2007-2011               767
             Thereafter              131

   The revolving credit facility under which the consumer products short-term debt was reclassified as long-term debt expires in 2000 and any amounts then outstanding mature.

   Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services and real estate long-term debt, including current portion of long-term debt, at December 31, 1996 and 1995 was $15.3 billion and $15.9 billion, respectively.

Note 6. Capital Stock:

   Shares of authorized common stock are 4 billion; issued, repurchased and outstanding were as follows:

                                                                        Net
                                         Shares         Shares        Shares
                                         Issued       Repurchased   Outstanding
                                         ------       -----------   -----------

Balances, January 1, 1994              935,320,439    (58,229,749)  877,090,690

Exercise of stock options
   and issuance of other
   stock awards                                         4,569,731     4,569,731
Repurchased                                           (28,801,356)  (28,801,356)
                                       -----------   ------------   -----------
      Balances, December 31, 1994      935,320,439    (82,461,374)  852,859,065

Exercise of stock options
   and issuance of other
   stock awards                                         6,470,262     6,470,262
Repurchased                                           (28,159,321)  (28,159,321)
                                       -----------   ------------   -----------
      Balances, December 31, 1995      935,320,439   (104,150,433)  831,170,006

Exercise of stock options
   and issuance of other
   stock awards                                         7,890,835     7,890,835
Repurchased                                           (28,612,083)  (28,612,083)
                                       -----------   ------------   -----------
      Balances, December 31, 1996      935,320,439   (124,871,681)  810,448,758
                                       ===========   ============   ===========


                                   Continued

                                  -------------

   At December 31, 1996, 33,794,922 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans and 10,000,000 shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

Note 7. Stock Plans:

   Under the Philip Morris 1992 Incentive Compensation and Stock Option Plan
      (the "Plan"), the Company may grant to eligible employees stock options, stock appreciation rights, restricted stock and annual incentive and long-term performance cash awards. Up to 37 million shares of common stock are authorized for grant, of which no more than 9 million shares may be awarded as restricted stock. Shares available to be granted at December 31, 1996 and 1995 were 5,882,835 and 12,639,175, respectively.

   Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the Plan generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

   The Company applies the intrinsic value based method permitted by SFAS No.
      123 in accounting for the Plan. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards under the Plan been determined based on the fair value at the grant dates, the effect on the Company's 1996 and 1995 net earnings would not have been material.

   Option activity was as follows for the years ended December 31, 1994, 1995 and 1996:

                                                                    Weighted
                               Shares Subject        Options        Average
                                 to Option         Exercisable   Exercise Price
                                 ---------         -----------   --------------

   Balance at January 1, 1994    30,035,681                          $51.09

      Options granted               511,610                           69.73
      Options exercised          (2,394,089)                          34.63
      Options cancelled            (388,045)                          59.87
                                 ----------
   Balance at December 31, 1994  27,765,157        27,253,547         52.73

      Options granted             7,983,200                           74.78
      Options exercised          (6,750,112)                          45.69
      Options cancelled            (590,121)                          68.46
                                 ----------
   Balance at December 31, 1995  28,408,124        20,700,934         60.27

      Options granted             7,542,405                          108.25
      Options exercised          (8,436,980)                          56.81
      Options cancelled            (442,422)                          78.64
                                 ----------
   Balance at December 31, 1996  27,071,127        19,649,932        $74.42
                                 ==========

   The weighted average exercise prices of options exercisable at December 31, 1996, 1995 and 1994 were $61.67, $54.83 and $52.41, respectively.


                                   Continued

                                  -------------

   The following table summarizes the status of stock options outstanding and exercisable as of December 31, 1996, by range of exercise price:

                          Options Outstanding               Options Exercisable
                 -------------------------------------    ----------------------
                                              Weighted                  Weighted
   Range of                      Remaining    Average                   Average
   Exercise         Number      Contractual   Exercise      Number      Exercise
    Prices       Outstanding       Life         Price     Exercisable    Price
   --------      -----------    -----------   --------    -----------   --------
$20.92-$35.42      1,805,676      2 years     $30.56       1,805,676    $30.56
$46.31-$69.25      8,263,823      5 years      53.63       8,263,823     53.63
$73.56-$120.00    17,001,628      8 years      89.18       9,580,433     74.45
                  ----------                              ----------
                  27,071,127                              19,649,932
                  ==========                              ==========

   The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 1996, 1995 and 1994 the Company granted 60,000, 212,000 and 2,636,940 shares, respectively, of restricted stock to eligible U.S. based employees and also issued to eligible non-U.S. employees rights to receive 48,000 and 1,034,320 like shares in 1995 and 1994, respectively. At December 31, 1996, restrictions on the stock, net of forfeitures, lapse as follows:
      1997-2,433,985 shares; 1998-50,000 shares; 1999-20,000 shares;
      2000-262,000 shares; and 2002 and thereafter-223,000 shares.

   The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. The unamortized portion is reported as a reduction of earnings reinvested in the business and was $47 million on December 31, 1996.

Note 8. Earnings per Share:

   Earnings per common share have been calculated on the weighted average number of shares of common stock outstanding for each year, which was 821,108,904, 841,558,296 and 867,288,869 for 1996, 1995 and 1994,
      respectively.

Note 9. Pretax Earnings and Provision for Income Taxes:

   Pretax earnings and provision for income taxes consisted of the following:

                                              1996        1995        1994
                                              ----        ----        ----
                                                     (in millions)
   Pretax earnings:
      United States                         $ 7,399      $6,622      $5,781
      Outside United States                   3,284       2,725       2,435
                                            -------      ------      ------
   Total pretax earnings                    $10,683      $9,347      $8,216
                                            =======      ======      ======


                                    Continued

                                  -------------

                                              1996        1995        1994
                                              ----        ----        ----
                                                      (in millions)
   Provision for income taxes:
      United States federal:
         Current                             $1,836      $1,946      $1,540
         Deferred                               438          97         458
                                             ------      ------      ------
                                              2,274       2,043       1,998
      State and local                           430         434         419
                                             ------      ------      ------
      Total United States                     2,704       2,477       2,417
                                             ------      ------      ------
      Outside United States:
         Current                              1,727       1,175         919
         Deferred                               (51)        217         155
                                             ------      ------      ------
      Total outside United States             1,676       1,392       1,074
                                             ------      ------      ------
      Total provision for income taxes       $4,380      $3,869      $3,491
                                             ======      ======      ======

   At December 31, 1996, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $4.2 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested abroad. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $240 million would have been provided.

   The Company and its subsidiaries are subject to tax examinations in various
      U.S. and foreign jurisdictions. The Company believes that adequate tax payments have been made and accruals recorded for all years.

   The effective income tax rate on pretax earnings differed from the U.S.
      federal statutory rate for the following reasons:

                                                      1996     1995     1994
                                                      ----     ----     ----
   Provision computed at U.S. federal
         statutory rate                               35.0%    35.0%    35.0%

      Increase (decrease) resulting from:
         State and local income taxes, net of
            federal tax benefit                        2.6      3.0      3.3
         Rate differences - foreign operations         3.3      1.9      1.0
         Goodwill amortization                         1.8      2.1      2.4
         Other                                        (1.7)    (0.6)     0.8
                                                      ----     ----     ----
   Provision for income taxes                         41.0%    41.4%    42.5%
                                                      ====     ====     ====


                                   Continued

                                  -------------

   The tax effects of temporary differences which gave rise to consumer products deferred income tax assets and liabilities consisted of the following:

                                                               December 31,
                                                            1996         1995
                                                            ----         ----
                                                              (in millions)
   Deferred income tax assets:
      Accrued postretirement and postemployment
         benefits                                          $ 1,070     $ 1,018
      Accrued liabilities                                      588         451
      Restructuring, strategic and other reserves              315         331
      Other                                                    399         764
                                                           -------     -------
      Gross deferred income tax assets                       2,372       2,564
      Valuation allowance                                      (87)       (125)
                                                           -------     -------
      Total deferred income tax assets                       2,285       2,439
                                                           -------     -------
   Deferred income tax liabilities:
      Property, plant and equipment                         (1,699)     (1,687)
      Prepaid pension costs                                   (286)       (197)
                                                           -------     -------
      Total deferred income tax liabilities                 (1,985)     (1,884)
                                                           -------     -------
   Net deferred income tax assets                          $   300     $   555
                                                           =======     =======

   Financial services and real estate deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.

Note 10. Segment Reporting:

   Tobacco, food, beer, and financial services and real estate are the major segments of the Company's operations. The Company's major products are cigarettes, coffee, cheese, chocolate confections, processed meat products, various packaged grocery products and beer. The Company's consolidated operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions by segment, with Europe the most significant. Intersegment transactions are not reported separately since they are not material.

   For purposes of segment reporting, operating profit is operating income exclusive of certain unallocated corporate expenses. Substantially all goodwill amortization is attributable to the food segment. Identifiable assets are those assets applicable to the respective industry segments. See Note 2 regarding divestitures and acquisitions.


                                   Continued

                                  -------------

   Reportable segment data were as follows:

                Data by Segment for the years ended December 31,

                                               1996         1995        1994
                                               ----         ----        ----
                                                       (in millions)
   Operating revenues:
      Tobacco                                $36,549      $32,316      $28,671
      Food                                    27,950       29,074       31,669
      Beer                                     4,327        4,304        4,297
      Financial services and real estate         378          377          488
                                             -------      -------      -------
      Total operating revenues               $69,204      $66,071      $65,125
                                             =======      =======      =======
   Operating profit:
      Tobacco                                $ 8,263      $ 7,177      $ 6,162
      Food                                     3,362        3,188        3,108
      Beer                                       437          444          413
      Financial services and real estate         192          164          208
                                             -------      -------      -------
      Total operating profit                  12,254       10,973        9,891
      Unallocated corporate expenses             485          447          442
                                             -------      -------      -------
      Operating income                       $11,769      $10,526      $ 9,449
                                             =======      =======      =======
   Identifiable assets:
      Tobacco                                $13,314      $11,196      $ 9,926
      Food                                    32,934       33,447       34,822
      Beer                                     1,707        1,751        1,706
      Financial services and real estate       5,917        5,632        5,193
                                             -------      -------      -------
                                              53,872       52,026       51,647
      Other assets                               999        1,785        1,002
                                             -------      -------      -------
      Total assets                           $54,871      $53,811      $52,649
                                             =======      =======      =======
   Depreciation expense:
      Tobacco                                $   378      $   350      $   360
      Food                                       538          556          539
      Beer                                       104          101          108

   Capital expenditures:
      Tobacco                                $   829      $   525      $   529
      Food                                       812          948        1,072
      Beer                                       122          115          121


                                   Continued

                                  -------------

           Data by Geographic Region for the years ended December 31,
           ----------------------------------------------------------
                                               1996         1995         1994
                                               ----         ----         ----
                                                        (in millions)
   Operating revenues:
      United States - domestic               $31,993      $32,479      $35,936
                    - export                   6,476        5,920        4,942
      Europe                                  24,232       23,076       19,888
      Other                                    6,503        4,596        4,359
                                             -------      -------      -------
      Total operating revenues               $69,204      $66,071      $65,125
                                             =======      =======      =======
   Operating profit:
      United States                          $ 8,762      $ 8,031      $ 7,306
      Europe                                   2,635        2,366        1,914
      Other                                      857          576          671
                                             -------      -------      -------
      Total operating profit                  12,254       10,973        9,891
      Unallocated corporate expenses             485          447          442
                                             -------      -------      -------
      Operating income                       $11,769      $10,526      $ 9,449
                                             =======      =======      =======
   Identifiable assets:
      United States                          $33,314      $32,521      $33,622
      Europe                                  15,836       15,981       14,845
      Other                                    4,722        3,524        3,180
                                             -------      -------      -------
                                              53,872       52,026       51,647
      Other assets                               999        1,785        1,002
                                             -------      -------      -------
      Total assets                           $54,871      $53,811      $52,649
                                             =======      =======      =======

Note 11. Pension Plans:

   The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. The plans provide retirement benefits for salaried employees based generally on years of service and compensation during the last years of employment. Retirement benefits for hourly employees generally are a flat dollar amount for each year of service. The Company funds these plans in amounts consistent with the funding requirements of federal laws and regulations.

   Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. The plans provide pension benefits that are based primarily on years of service and employees' salaries near retirement. The Company provides for obligations under such plans by depositing funds with trustees or purchasing insurance policies. The Company records liabilities for unfunded foreign plans.


                                   Continued

                                  -------------

   U.S. Plans

   Net pension (income) cost consisted of the following:

                                                      1996      1995     1994
                                                      ----      ----     ----
                                                            (in millions)

     Service cost - benefits earned during the year  $  143    $  110    $  130
     Interest cost on projected benefit obligation      373       367       342
     (Return) loss on assets - actual                  (980)   (1,344)       94
                             - deferred gain (loss)     447       848      (605)
     Amortization of net gain upon
        adoption of SFAS No. 87                         (25)      (26)      (28)
     Amortization of unrecognized net loss (gain)
        from experience differences                       9       (13)      (12)
     Amortization of prior service cost                  14        13        12
     Other (income) cost                                (35)       75        49
                                                     ------    ------    ------
     Net pension (income) cost                       $  (54)   $   30    $  (18)
                                                     ======    ======    ======

   During 1996, 1995 and 1994, the Company sold businesses and instituted early retirement and workforce reduction programs resulting in curtailment and settlement gains of $69 million and additional pension cost of $34 million in 1996, additional pension cost of $103 million and curtailment gains of $28 million in 1995 and additional pension cost of $49 million in 1994.

   The funded status of U.S. plans at December 31 was as follows:

                                                        1996       1995
                                                        ----       ----
                                                         (in millions)
      Actuarial present value of accumulated
         benefit obligation - vested                   $3,871     $4,116
                            - nonvested                   359        354
                                                       ------     ------
                                                        4,230      4,470
      Benefits attributable to projected salaries         650        786
                                                       ------     ------
      Projected benefit obligation                      4,880      5,256
      Plan assets at fair value                         7,101      6,649
                                                       ------     ------
      Excess of assets over projected
         benefit obligation                             2,221      1,393
      Unamortized net gain upon
         adoption of SFAS No. 87                         (108)      (140)
      Unrecognized prior service cost                     124        131
      Unrecognized net gain from
         experience differences                        (1,404)      (807)
                                                       ------     ------
      Prepaid pension cost                             $  833     $  577
                                                       ======     ======

   The projected benefit obligation at December 31, 1996, 1995 and 1994 was determined using an assumed discount rate of 7.75%, 7.25% and 8.5%, respectively, and assumed compensation increases of 4.5% at December 31, 1996 and 1995 and 5.0% at December 31, 1994. The assumed long-term rate of return on plan assets was 9% at December 31, 1996, 1995 and 1994. Plan assets consist principally of common stock and fixed income securities.


                                   Continued

                                  -------------

   The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, nonunion and union employees. Contributions and costs are determined generally as a percentage of pretax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $210 million, $201 million and $191 million in 1996, 1995 and 1994, respectively.

   In addition, certain of the Company's subsidiaries participate in multiemployer defined benefit plans. Contributions to these plans were immaterial in 1996, 1995 and 1994.

Non-U.S. Plans

Net pension cost consisted of the following:

                                                     1996     1995     1994
                                                     ----     ----     ----
                                                          (in millions)

   Service cost - benefits earned during the year   $  80    $  80    $  72
   Interest cost on projected benefit obligation      166      160      136
   (Return) loss on assets - actual                  (201)    (195)       4
                           - deferred gain (loss)      70       74     (113)
   Amortization of net loss (gain) upon adoption
      of SFAS No. 87                                    3        1       (1)
                                                    -----    -----    -----
   Net pension cost                                 $ 118    $ 120    $  98
                                                    =====    =====    =====

The funded status of the non-U.S. plans at December 31 was as follows:

                                      Assets Exceed      Accumulated Benefits
                                   Accumulated Benefits      Exceed Assets
                                   --------------------  --------------------
                                      1996       1995       1996       1995
                                      ----       ----       ----       ----
                                                  (in millions)
   Actuarial present value of
      accumulated benefit
      obligation - vested            $1,336     $1,257     $  721     $  703
                 - nonvested             39         46         77         69
                                     ------     ------     ------     ------
                                      1,375      1,303        798        772
   Benefits attributable to
      projected salaries                342        324        127        125
                                     ------     ------     ------     ------
   Projected benefit obligation       1,717      1,627        925        897
   Plan assets at fair value          1,891      1,780         36         59
                                     ------     ------     ------     ------
   Plan assets in excess of (less
      than) projected benefit
      obligation                        174        153       (889)      (838)
   Unamortized net (gain) loss
      upon adoption of SFAS No. 87      (14)        11         13         14
   Unrecognized net gain from
      experience differences            (22)       (42)        (5)       (34)
                                     ------     ------     ------     ------
   Prepaid (accrued) pension cost    $  138     $  122    $  (881)    $ (858)
                                     ======     ======    =======     ======


                                   Continued

                                   ----------

   The assumptions used in 1996, 1995 and 1994 were as follows:

                                       1996           1995            1994
                                       ----           ----            ----

      Discount rates               4.0% to 12.0%   4.5% to 10.0%  5.0% to 13.0%
      Compensation increases       3.0% to  8.0%   3.5% to  9.0%  3.5% to 11.0%
      Long-term rates of
         return on plan assets     4.5% to 11.0%   4.5% to 11.0%  5.5% to 12.0%

   Plan assets consist primarily of common stock and fixed income securities.

Note 12.  Postretirement Benefits Other Than Pensions:

   The Company and its subsidiaries have accrued the estimated cost of retiree health care benefits during the active service periods of employees in the United States and Canada. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans. The Company and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees, their covered dependents and beneficiaries. Generally, employees who have attained age 55 and who have rendered at least 5 to 10 years of service are eligible for these benefits. Certain health care plans are contributory; others are noncontributory.

   Net postretirement health care costs consisted of the following:

                                                          1996    1995    1994
                                                          ----    ----    ----
                                                             (in millions)

      Service cost - benefits earned during the period    $ 59   $ 46     $ 57
      Interest cost on accumulated postretirement
         benefit obligation                                180    179      165
      Amortization of unrecognized net loss (gain)
         from experience differences                         4     (2)       6
      Amortization of unrecognized prior service cost      (12)   (13)     (15)
      Other (income) cost                                   (8)   (13)      32
                                                          ----   ----     ----
      Net postretirement health care costs                $223   $197     $245
                                                          ====   ====     ====

   During 1996, 1995 and 1994, the Company sold businesses and instituted early retirement and workforce reduction programs resulting in additional income or cost.


                                    Continued

                                   ----------

   The Company's postretirement health care plans currently are not funded.
      The status of the plans at December 31 was as follows:

                                                          1996      1995
                                                         ------    ------
                                                          (in millions)
      Actuarial present value of accumulated
         postretirement benefit obligation:
           Retirees                                      $1,289    $1,353
           Fully eligible active plan participants          278       253
           Other active plan participants                   859       927
                                                         ------    ------
                                                          2,426     2,533
      Unrecognized net loss from experience
         differences                                        (75)     (303)
      Unrecognized prior service cost                       127       140
                                                         ------    ------
      Accrued postretirement health care costs           $2,478    $2,370
                                                         ======    ======

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 9.0% in 1995, 8.5% in 1996 and 8.0% in 1997, gradually declining to 5.0% by the year 2003 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 15.0% in 1995, 14.0% in 1996 and 13.0% in 1997, gradually declining to 5.0% by the year 2005 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 and net postretirement health care cost for the year then ended by approximately 12% and 16%, respectively.

   The accumulated postretirement benefit obligations for U.S. plans at December
      31, 1996, 1995 and 1994 were determined using assumed discount rates of 7.75%, 7.25% and 8.5%, respectively. The accumulated postretirement benefit obligation at December 31, 1996 and 1995 for Canadian plans was determined using an assumed discount rate of 8.25% and 9.75%, respectively.

Note 13.  Contingencies:

   Legal proceedings covering a wide range of matters are pending in various
      U.S. and foreign jurisdictions against the Company and its subsidiaries, including Philip Morris Incorporated ("PM Inc."), the Company's wholly-owned domestic tobacco subsidiary. Various types of claims are raised in these proceedings, including but not limited to products liability, antitrust, securities law, tax and patent infringement matters.

   Pending claims related to tobacco products generally fall within three categories: (i) smoking and health cases alleging personal injury brought on behalf of individual smokers, (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of plaintiffs, and (iii) health care cost recovery actions brought primarily by states and local governments seeking reimbursement for Medicaid and other health care expenditures allegedly caused by cigarette smoking.

   In the individual and class action smoking and health cases pending against PM Inc. and, in some cases, the Company and/or certain of its other subsidiaries, plaintiffs allege personal injury resulting from cigarette smoking, "addiction" to cigarette smoking or exposure to environmental tobacco smoke ("ETS") and seek compensatory and, in some cases, punitive


                                    Continued

                                   ----------

      damages in amounts ranging into the billions of dollars. During the past two years, there has been a substantial increase in the number of such smoking and health cases in the United States, with a majority of the new cases having been filed in Florida on behalf of individual plaintiffs. As of December 31, 1996, there were 185 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM Inc. and, in some cases, the Company, compared to 115 such cases as of December 31, 1995, and 84 such cases as of December 31, 1994. One hundred twenty-two of the cases filed and served as of December 31, 1996, were filed on behalf of individual plaintiffs in the state of Florida. Ten of the individual cases involve allegations of various personal injuries allegedly related to exposure to ETS.

   In addition to the foregoing individual smoking and health cases, there are 17 purported smoking and health class actions pending in the United States against PM Inc. and, in some cases, the Company, including one that involves allegations of various personal injuries related to exposure to ETS. Twelve of these actions purport to constitute state-wide class actions and were filed after the Fifth Circuit Court of Appeals, in the Castano case discussed below, reversed a federal district court's certification of a purported nation-wide class action on behalf of persons who were allegedly addicted to tobacco products. One purported smoking and health class action is pending in Canada and another in Brazil against affiliates of the Company. In California, individuals and local governments and other organizations purportedly acting as "private attorneys general" have filed suits seeking, among other things, injunctive relief, restitution and disgorgement of profits for alleged violations of California's consumer protection statutes. As discussed below, 26 health care cost recovery actions are currently pending.

   In August 1996, a jury awarded a former smoker and his spouse $750,000 in a smoking and health case against another United States cigarette manufacturer (Carter v. American Tobacco Co., et al.). Neither PM Inc. nor the Company was a party to that litigation. Defendant in that action has appealed the verdict. Later that month, a jury returned a verdict for defendants in a smoking and health case in Indiana against United States cigarette manufacturers, including PM Inc. (Rogers v. R.J. Reynolds Tobacco Company, et al.). Plaintiff has appealed the verdict.

   Several smoking and health cases and health care cost recovery actions are scheduled for trial in 1997, although trial dates are subject to change. One individual smoking and health case in which PM Inc. is a defendant is scheduled for trial during the first quarter of 1997 and a number of other individual cases against the industry are scheduled for trial later in the year. A purported class action on behalf of flight attendants alleging injury caused by exposure to ETS aboard aircraft is set for trial in June 1997 in Florida state court. A purported class action on behalf of Florida residents who allege injury from alleged nicotine addiction is set for trial in September 1997. A similar action on behalf of Pennsylvania residents is set for trial in October 1997. Health care cost recovery actions are currently scheduled for trial in Mississippi in June 1997, in Florida in August 1997 and in Texas in September 1997.

   A description of smoking and health class actions, health care cost recovery litigation and certain other actions pending against the Company and/or its subsidiaries and affiliates follows.


                                    Continued

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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                   ----------

                          SMOKING AND HEALTH LITIGATION

   Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, concert of action, and violations of deceptive trade practice laws and consumer protection statutes. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations or repose, and preemption by the Federal Cigarette Labeling and Advertising Act, as amended (the "Labeling Act"). In June 1992, the United States Supreme Court held that the Labeling Act, as enacted in 1965, does not preempt common law damage claims but that the Labeling Act, as amended in 1969, preempts claims arising after July 1969 against cigarette manufacturers "based on failure to warn and the neutralization of federally mandated warnings to the extent that those claims rely on omissions or inclusions in advertising or promotions." The Court also held that the 1969 Labeling Act does not preempt claims based on express warranty, fraudulent misrepresentation or conspiracy. The Court also held that claims for fraudulent concealment were preempted except "insofar as those claims relied on a duty to disclose...facts through channels of communication other than advertising or promotion." (The Court did not consider whether such common law damage claims were valid under state law.) The Court's decision was announced by a plurality opinion. The effect of the decision on pending and future cases will be the subject of further proceedings in the lower federal and state courts. Additional similar litigation could be encouraged if legislation to eliminate the federal preemption defense, proposed in Congress in recent years, were enacted. It is not possible to predict whether any such legislation will be enacted.

   A smoking and health class action against United States cigarette manufacturers has been pending in Florida state court since October 1991 in which a class has been certified consisting of "all non-smoking flight attendants who are or have been employed by airlines based in the United States" and who are allegedly suffering from exposure to ETS aboard aircraft. Broin, et al. v. Philip Morris Incorporated, et al., Circuit of the Eleventh Judicial Circuit in and for Dade County Florida, Case No. 91-49738-CA-20. Various challenges to the class certification have been denied on appeal, and the case is currently set for trial in June 1997.

   Another smoking and health class action against United States cigarette manufacturers has been pending in Florida state court since May 1994 in which a class has been certified consisting of all Florida citizens and residents and their survivors who have suffered injury "caused by their addiction to cigarettes that contain nicotine." Engle, et al. v. R.J. Reynolds Tobacco Company, et al., Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida, Case No. 94-08273-CA-20. Various challenges to the class certification have been denied on appeal, and the case is currently set for trial in September 1997.

   In March 1994, a smoking and health class action was filed in Alabama state court against three United States cigarette manufacturers, and was subsequently removed to federal court. Lacey, et al. v. Lorillard Tobacco Company, Inc. et al., United States District Court, Northern District of Alabama, Jasper Division, Civil Action No. 94-4-B-0901-J. Plaintiffs, claiming to represent all smokers who have smoked or are smoking cigarettes sold by defendants in the State of Alabama, seek


                                    Continued

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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                   ----------

      compensatory and punitive damages not to exceed $48,500 per each class member as well as injunctive relief arising from defendants' alleged failure to disclose additives used in their cigarettes. In August 1996, the judge orally granted defendants' motion for summary judgment on the grounds that the suit is preempted by the Labeling Act.

   In March 1994, a smoking and health class action was filed in federal district court in Louisiana against United States cigarette manufacturers and others, including the Company, seeking certification of a purported class consisting of all United States residents who allege that they are addicted, or are the legal survivors of persons who were addicted, to tobacco products. Castano, et al. v. The American Tobacco Company Inc., et al., United States District Court, Eastern District of Louisiana, Case No. 94-1044. Plaintiffs alleged that the cigarette manufacturers concealed and/or misrepresented information regarding the addictive nature of nicotine and manipulated the levels of nicotine in their tobacco products to make such products addictive. In February 1995, the trial court certified the class and in May 1996, the Fifth Circuit Court of Appeals reversed the trial court's class certification and remanded the case with instructions that the class allegations be dismissed. Summary judgment motions against the two remaining named plaintiffs in this case are pending.

   Following the announcement of the Fifth Circuit's class decertification decision in Castano, lawyers for the plaintiffs announced that they would file "state-wide" smoking and health class actions in state courts. Subsequently, smoking and health class actions based on claims similar to those in Castano (a "nicotine-dependence class action") and, in some cases, claims of physical injury as well (a "physical injury class action") were filed in a number of states, as described below.

   Immediately prior to the Fifth Circuit's decision in the Castano case, a purported nicotine-dependence class action was filed in Indiana state court against United States cigarette manufacturers and others. In June 1996, defendants removed the case to federal court. Norton, et al. v. RJR Nabisco Holdings Corporation, et al., United States District Court for the Southern District of Indiana, Case No. IP96-0798-C-M/S. Plaintiffs' motion to remand the case to state court is pending.

   In May 1996, a purported physical injury class action was filed in Maryland state court against United States cigarette manufacturers and others, including the Company. The case was removed by defendants to federal court and was subsequently remanded to state court. Richardson, et al. v. Philip Morris Incorporated, et al., Circuit Court for Baltimore City, No. 96145050.

   In May 1996, a purported nicotine-dependence class action was filed in Louisiana state court against four United States cigarette manufacturers and others, including the Company. Scott, et al. v. The American Tobacco Company, Inc., et al., Civil District Court for the Parish of Orleans, State of Louisiana, Docket No. 96-8461. A hearing on plaintiffs' motion for class certification has been scheduled for February 1997.

   In June 1996, a purported nicotine-dependence class action was filed in New
      York state court against PM Inc., the Company, the Tobacco Institute and the Council for Tobacco Research--U.S.A., Inc. Frosina, et al. v. Philip Morris Inc., et al., Supreme Court of the State of New York, County of New York, Case No. 96110950. In December 1996, defendants filed motions to dismiss the complaint and to deny class certification.


                                    Continued

                                   ----------

   In June 1996, a purported physical injury class action was filed in the Superior Court of the District of Columbia against United States cigarette manufacturers and others, including the Company. Reed v. Philip Morris Incorporated, et al., Superior Court of the District of Columbia, Case No. CA-05070-96. A hearing on whether plaintiffs can pursue a class action has been scheduled for June 1997.

   In August 1996, a purported nicotine-dependence class action was filed in Pennsylvania state court against United States cigarette manufacturers and others, including the Company, and was subsequently removed to federal court. Arch, et al. v. American Tobacco Company Inc., et al., United States District Court for the Eastern District of Pennsylvania, Case No. 96-5903-CN. A hearing on class certification is set for March 1997, and the trial is scheduled for October 1997.

   In August 1996, a purported nicotine-dependence class action was filed in Alabama state court, on behalf of Alabama and North Carolina residents, against four United States cigarette manufacturers and others, including the Company. In September 1996, the case was removed by defendants to federal court. Lyons, et al. v. The American Tobacco Co., Inc., et al., United States District Court for the Southern District of Alabama, Southern Division, Civil Action No. 96-0881-BH-S. Plaintiffs' motion to remand the case to state court is pending.

   In August 1996, a purported nicotine-dependence class action was filed in Ohio state court against United States cigarette manufacturers and others, including the Company, and was subsequently removed to federal court. Chamberlain, et al. v. The American Tobacco Co., et al., United States District Court, Northern District of Ohio, Case No. 1:96CV2005. Plaintiffs' motion to remand the case to state court is pending.

   In August 1996, a purported physical injury class action was filed in Florida state court against United States cigarette manufacturers, and others. Walters, et al. v. Brown & Williamson Tobacco Corp., et al., Circuit Court, Fourth Judicial District, Duval County, Florida.

   In September 1996, a purported nicotine-dependence class action was filed in Minnesota state court against four United States cigarette manufacturers and others, including the Company. The case was removed by defendants to federal court in September 1996. Masepohl, et al. v. The American Tobacco Co., Inc., et al., United States District Court, District of Minnesota, Third Division, Case No. CV3-96-888. Plaintiffs' motion to remand the case to state court is pending.

   In October 1996, a purported nicotine-dependence class action was filed in New Mexico state court against four United States cigarette manufacturers and others, including the Company. Connor, et al. v. The American Tobacco Co., et al., Second Judicial District Court, County of Bernalillo, State of New Mexico, Case No. CV-96-9422.

   In October 1996, a purported nicotine-dependence class action was filed in federal court in Puerto Rico against four United States cigarette manufacturers and others. Ruiz, et al. v. The American Tobacco Co., et al., United States District Court for the District of Puerto Rico, Civil Action No. 96-2300.

   In November 1996, a purported nicotine-dependence class action was filed in federal court in Arkansas against United States cigarette manufacturers and others, including the Company. McGinty, et al. v. The American


                                    Continued

                                   ----------

      Tobacco Co., et al., United States District Court for the Eastern District of Arkansas, Western Division, Case No. LRC 96-881.

   In February 1995, Rothmans, Benson & Hedges, Inc. (in which the Company, through subsidiaries, owns a 40% interest) was served with a statement of claim commencing a purported class action in the Ontario Court of Justice, Toronto, Canada, against Imperial Tobacco Limited, RJR-MacDonald Inc., and Rothmans, Benson & Hedges, Inc. LeTourneau v. Rothmans et al., Ontario Court of Justice, Toronto, Canada, Court File No. 95-CU-82186 (now captioned Caputo v. Imperial Tobacco Limited, et al.). The lawsuit seeks damages in the amount of $1,000,000 (Canadian) per class member and punitive and exemplary damages and an order requiring the funding of rehabilitation centers. Plaintiffs seek certification of a class of persons consisting of all current and former cigarette smokers in Ontario, their families and the estates of deceased smokers. Defendants' request for a more particular statement of claim prior to delivering their statement of defense was partially granted and partially denied in April 1996. Defendants have appealed that order.

   In July 1995, a purported class action on behalf of all Brazilian smokers and former smokers was filed in state court in Sao Paulo, Brazil, naming Philip Morris Marketing, S.A., a wholly-owned subsidiary of the Company, as a co-defendant. The Smoker Health Defense Association, et al. v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., 19th Lower Civil Court of the Central Courts of the Judiciary District of Sao Paulo, Brazil. Plaintiffs allege that defendants failed to warn that smoking is "addictive" and engaged in misleading advertising. Plaintiffs have obtained an order, which was upheld on appeal, reversing the burden of proof and placing the burden on defendants. Defendants are seeking further appellate review of this order.

   Pro se prisoners have filed two purported class actions against United States cigarette manufacturers and others seeking, in one case, class certification on behalf of prisoners in two Mississippi prisons based on alleged exposure to ETS (Lyle, et al. v. Brown & Williamson Tobacco Corporation, et al., United States District Court for the Northern District of Mississippi, Civil Action No. 3:96-CV-268WS) and, in the other, on behalf of all allegedly nicotine-dependent persons in the United States (Harris, et al. v. Philip Morris Incorporated, et al., United States District Court for the Eastern District of Pennsylvania, Civil Action No. 3:96-CV 652). In October 1996, the court issued an order dismissing the Lyle action. In November 1996, the court in Harris entered an order denying class certification.

                      HEALTH CARE COST RECOVERY LITIGATION

   In certain of the pending proceedings, state and local government entities and others seek reimbursement for Medicaid and/or other health care expenditures allegedly caused by tobacco products. The claims asserted in these health care cost recovery actions vary. All plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust,


                                    Continued

                                   ----------

      deceptive trade practices and false advertising, and claims under the Federal Racketeer Influenced and Corrupt Organization Act ("RICO") or state RICO statutes.

   Each plaintiff seeks reimbursement of Medicaid and/or other health care costs. Other relief sought by some but not all plaintiffs includes punitive damages, treble damages for alleged antitrust law violations, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, disclosure of nicotine yields and payment of attorney and expert witness fees.

   Defenses raised by defendants include failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot recover because they participated in, and benefited from, the sale of cigarettes), lack of antitrust injury, federal preemption, lack of proximate cause and statute of limitations. In addition, defendants argue that they should be entitled to "set-off" any alleged damages to the extent a state benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that all of these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer or a state) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring an action on behalf of each individual health care recipient and should be subject to all defenses available against the injured party. In certain of these cases, defendants have also challenged the ability of the plaintiffs to use contingency fee counsel to prosecute these actions. Further, certain cigarette companies, including PM Inc., have filed related declaratory judgment actions in several states seeking to block the health care cost recovery actions in those states and/or to prevent the state from hiring contingency fee counsel.

   The following is a summary of certain developments in each of the health care cost recovery suits pending against PM Inc. and, in some cases, the Company and the related declaratory judgment actions filed by cigarette manufacturers.

   Florida -- In May 1994, the State of Florida enacted a statute which purports, among other things, to abolish affirmative defenses in Medicaid recovery actions. In June 1994, PM Inc. and others filed suit in Florida state court challenging the constitutionality of the statute. Associated Industries of Florida, Inc., et al. v. State of Florida Agency for Health Care Administration, et al., Circuit Court of the Second Judicial Circuit in and for Leon County, Florida, Case No. 94-3128. In June 1996, the Florida Supreme Court ruled that the provisions of the statute that permitted the state to pursue its action without identifying individual Medicaid recipients violated defendants' due process rights under the Florida constitution and that defendants may rebut the state's claims of causation and damages on a recipient-by-recipient basis. The court held constitutional on its face the statutory provision abolishing affirmative defenses normally available to a third party, including assumption of the risk, but stated that this provision might be unconstitutional as applied in the state's case. The court also held that the state's independent cause of action created by the statute could apply only to Medicaid costs paid after the amendment became effective in July 1994, that defendants could be held individually liable under a market share theory, that the state could


                                    Continued

                                   ----------

      use statistical evidence to present its case, and that the agency charged with enforcing the statute was constitutionally established. In September 1996, plaintiffs' petition for rehearing on the Florida Supreme Court's rulings on abrogation of affirmative defenses and application of the statute to conduct occurring before July 1994 was denied. In December 1996, PM Inc. and another party filed a petition for a writ of certiorari to the United States Supreme Court on the grounds that the statute violates due process because it creates a unique cause of action on behalf of the state which abrogates certain common law and equitable principles, including affirmative defenses.

   In February 1995, the State of Florida filed a health care cost recovery action under the statute in Florida state court. The State of Florida, et al. v. The American Tobacco Company, et al., Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. CL 95 1466 AO. In September 1996, the trial court dismissed all of the state's claims except for its negligence and strict liability counts arising from Medicaid payments made after July 1, 1994, and its count for injunctive relief. The court also ordered the state to disclose the identity of the Medicaid recipients. In October 1996, the state filed a coded listing (without names) for all Medicaid recipients with alleged smoking-related illnesses. The trial court accepted the coded listing and, in January 1997, the Florida Supreme Court determined not to hear and denied defendants' challenge to the sufficiency of the state's purported identification of Medicaid recipients. In November 1996, plaintiffs amended their complaint to add claims for violations of Florida's RICO and consumer protection statutes. In December 1996, the court granted defendants' motion to dismiss various claims brought under state statutes and denied the motion to dismiss claims based on Florida's RICO statute and on a state false advertising statute. In January 1997, defendants waived their rights to a pretrial determination of whether plaintiffs can amend their complaint to include a punitive damages claim. Defendants have reserved their rights to challenge the punitive damages claim on factual or legal bases. Plaintiffs' motion to strike defendants' affirmative defenses was heard on January 24, 1997. The trial in this case is scheduled to begin in August 1997.

   Mississippi -- In May 1994, the Attorney General of Mississippi filed a health care cost recovery action in Mississippi state court. Moore v. The American Tobacco Company, et al., Chancery Court of Jackson County, Mississippi, Case No. 94-1429. In February 1995, the court granted plaintiff's motion to strike certain of defendants' challenges to the sufficiency of the complaint and denied defendants' motion for judgment on the pleadings. In July 1995, plaintiff filed a motion seeking to preclude defendants from asserting their "set off" defenses. That motion is pending. The Governor of Mississippi and defendants have filed petitions with the Mississippi Supreme Court challenging the authority of the Attorney General to pursue this action. The Mississippi Supreme Court heard arguments on both petitions in September 1996, but has not issued a decision on either petition. The trial is scheduled to begin in June 1997.

   Minnesota -- In August 1994, the Attorney General of Minnesota and Blue Cross and Blue Shield of Minnesota filed a health care cost recovery action in Minnesota state court. Minnesota, et al. v. Philip Morris Incorporated, et al., Minnesota District Court, Second Judicial District, County of Ramsey, Case No. C1-94-8565. In July 1996, the Minnesota Supreme Court ruled that Blue Cross did not have standing to pursue its tort claims against defendants, but that it could proceed against defendants for claims brought under antitrust and consumer


                                    Continued

                                   ----------

      protection statutes. The Supreme Court also held that Blue Cross could pursue directly its equitable claims, but only for injunctive (not monetary) relief. The case is scheduled to go to trial in January 1998.

   West Virginia -- In September 1994, the Attorney General of West Virginia filed a health care cost recovery action in West Virginia state court. McGraw v. The American Tobacco Company, et al., Circuit Court of Kanawha County, West Virginia, Case No. 94-1707. In October 1995, the court dismissed eight of ten counts of the complaint and granted defendants' motion to prohibit prosecution of this case pursuant to a contingent fee agreement with private counsel. In June 1996, the Attorney General added the Public Employees' Insurance Agency as a plaintiff. In November 1996, plaintiffs added the West Virginia Department of Health and Human Resources as a plaintiff, and three law firms as defendants, and asserted additional counts under theories of indemnity, negligent misrepresentation, negligence, and strict product liability. In December 1996, the court heard oral argument on defendants' motion to dismiss plaintiff's common law and equitable claims. A hearing on defendants' motion to dismiss plaintiff's statutory claims is scheduled for February 1997.

   Texas -- In March 1996, the Texas Attorney General filed a health care cost recovery action in federal court in Texas. The State of Texas v. The American Tobacco Company, et al., United States District Court, Eastern District of Texas, Civil No. 5-96CV91. Trial in this action is set for September 1997 and defendants have filed a number of motions to dismiss it. Defendants and others had previously filed an action in Texas state court in November 1995, seeking a declaration that the Texas Attorney General cannot pursue a health care cost recovery action. Philip Morris Incorporated, et al. v. Dan Morales, Attorney General of the State of Texas, et al., District Court of Travis County, Texas, No. 94-14807. The state court has stayed the action for declaratory relief pending the outcome of the Attorney General's suit.

   Massachusetts -- In December 1995, the Massachusetts Attorney General filed a health care cost recovery action in Massachusetts state court. Commonwealth of Massachusetts v. Philip Morris Inc., et al., Superior Court, Middlesex County, Civil Action No. 95-7378. Defendants have moved to dismiss the complaint. Defendants had previously filed an action in Massachusetts federal court in November 1995, seeking to enjoin the Attorney General from prosecuting a health care cost recovery action. Philip Morris Incorporated, et al. v. Scott Harshbarger, United States District Court, District of Massachusetts, Case No. 95-12574-GAO. In November 1996, the federal district court denied the Attorney General's motion to dismiss the complaint and stayed the injunction action.

   Maryland -- In May 1996, the State of Maryland filed a health care cost recovery action in Maryland state court. State of Maryland v. Philip Morris Incorporated, et al., Circuit Court for Baltimore County, Maryland, Case No. 96-122017/CL211017. Defendants' motion to dismiss the state's complaint is scheduled to be heard on January 28, 1997. The trial is scheduled for January 1999. Defendants and others had previously filed a separate action in Maryland state court seeking to enjoin the Maryland Attorney General from prosecuting a health care cost recovery action pursuant to a contingent fee arrangement with special counsel. Philip Morris Incorporated, et al. v. Parris N. Glendening, Governor of the State of Maryland, et al., Circuit Court for Talbot County, Maryland, Case No. CG 2829. In August 1996, the court granted


                                    Continued

                                   ----------

      defendants' motion for summary judgment and dismissed the injunction action. Plaintiffs have appealed.

   Louisiana -- In March 1996, the Attorney General of Louisiana filed a health care cost recovery action in Louisiana state court. Ieyoub, et al. v. The American Tobacco Company, et al., 14th Judicial District Court, Parish of Calcasieu, Louisiana, Case No. 96-1209. In January 1997, the court denied defendants' motion to dismiss which argued that the Attorney General lacked the authority to bring this action.

   San Francisco -- In June 1996, the City and County of San Francisco filed a health care cost recovery action in California federal court and has since been joined by ten other California counties. City and County of San Francisco, et al. v. Philip Morris, Inc. et al., United States District Court, Northern District of California, Civil No. C 96-2090. In January 1997, the court denied defendants' motion to disqualify plaintiffs' contingency-fee counsel and took under advisement defendants' motion to dismiss. In September 1996, plaintiffs in the federal court action, joined by several medical associations, filed an action in California state court seeking, among other things, injunctive relief and disgorgement of profits for alleged violations of California's consumer protection statutes. People of the State of California, et al. v. Philip Morris, Inc. et al., San Francisco Superior Court, County of San Francisco, Case No. 980864. In January 1997, the court granted in part defendants' motion to dismiss by requiring plaintiffs to replead certain causes of action and denied the motion on other grounds.

   Washington -- In June 1996, the Attorney General of the State of Washington filed a health care cost recovery action in Washington state court. State of Washington v. American Tobacco Co., Inc., et al., Superior Court of Washington, King County, No. 96-2-15056-8. In November 1996, the court dismissed claims based on special duty, unjust enrichment and restitution to the state, but did not dismiss claims brought under Washington's antitrust laws. The State of Washington recently moved to amend its complaint with the stated intention of correcting deficiencies found by the court to exist in the special duty and unjust enrichment claims and to add a claim for restitution under Washington's consumer protection statute. Trial is scheduled for September 1998.

   Connecticut -- In July 1996, the State of Connecticut filed a health care cost recovery action in Connecticut state court. State of Connecticut v. Philip Morris Inc., et al., Superior Court, Judicial District of Litchfield, Case No. CV-96-01534405. Defendants had previously filed an action in federal district court in June 1996, seeking to enjoin the Connecticut Attorney General from bringing the health care cost recovery action. Philip Morris Inc., et al. v. Richard Blumenthal, United States District Court, District of Connecticut, Case No. 396CV01221 (PCD). This injunction action was dismissed in December 1996 and, in January 1997, plaintiffs appealed the dismissal.

   Utah -- In September 1996, the Utah Attorney General filed a health care cost recovery action in federal court in Utah. State of Utah v. R.J. Reynolds Tobacco Company, et al., United States District Court, District of Utah, Case No. 2:96CV 0829W. Defendants had previously filed an action in Utah state court in July 1996, challenging the right of the Attorney General to bring such an action and to prosecute the case pursuant to a contingent fee arrangement with special counsel. Philip Morris Incorporated, et al.
      v. Janet C. Graham, Attorney General of the


                                    Continued

                                   ----------

      State of Utah, et al., Third Judicial District Court of Salt Lake County, Utah, No. 960904948CV. The parties have agreed that the state court action will be stayed while the federal action is proceeding, except for the challenge to the Attorney General's contingent fee arrangement with special counsel. In December 1996, a motion for partial summary judgment challenging the contingent fee arrangement was argued before the state court.

   Los Angeles County -- In August 1996, the County of Los Angeles filed a health care cost recovery action in California state court. County of Los Angeles v. R.J. Reynolds Tobacco Company, et al., Superior Court of California, San Diego County.

   Alabama -- In August 1996, a health care cost recovery action was filed in Alabama state court as a putative class action on behalf of taxpayers of the State of Alabama. Following local rules, the state court entered an order conditionally certifying the class. This action was subsequently removed by defendants to federal court. Crozier, et al. v. The American Tobacco Company, et al., United States District Court for the Middle District of Alabama, Case No. 96-A-1403-N. Plaintiffs' motion to remand to state court is pending.

   Kansas -- In August 1996, the Attorney General of Kansas filed a health care cost recovery action in Kansas state court. State of Kansas, ex rel. Carla
      J. Stovall, Attorney General v. R.J. Reynolds Tobacco Co., et al., District Court of Shawnee County, Kansas, Case No. 96-CV-919. Defendants' motion to dismiss this case is scheduled to be heard in April 1997.

   Michigan -- In August 1996, the Attorney General of Michigan filed a health care cost recovery action in Michigan state court. Frank J. Kelley, Attorney General, ex rel. State of Michigan v. Philip Morris Incorporated, et al., Circuit Court for the 30th Judicial Circuit, Ingham County, Michigan, Case No. 96-84281-CZ. In October 1996, defendants moved to dismiss certain counts of the complaint and to strike claims for compensatory and punitive damages.

   Oklahoma -- In August 1996, the Attorney General of Oklahoma filed a health care cost recovery action in Oklahoma state court. State of Oklahoma, et al. v. R.J. Reynolds Tobacco Co., et al., District Court for Cleveland County, Oklahoma, Case No. CJ-96-1499-L.

   Arizona -- In August 1996, the Attorney General of Arizona filed a health care cost recovery action in Arizona state court. State of Arizona, et al.
      v. American Tobacco Co., Inc., et al., Superior Court, Maricopa County, Arizona, No. CV 96-14769. The Governor of Arizona has instructed the Attorney General to dismiss the case. Subsequently, the Attorney General filed an amended complaint that abandons claims for Medicaid payments, but seeks recovery of other health care costs as well as other damages and forms of relief. Motions to dismiss the complaint are pending. The trial is scheduled for October 1998.

   Hawaii -- In August 1996, PM Inc. and three other cigarette manufacturers filed suit against the Hawaii Attorney General in federal district court in Hawaii seeking declaratory and injunctive relief invalidating a threatened health care cost recovery action by Hawaii. A hearing on defendant's motion to dismiss is scheduled for March 1997. The action is scheduled to go to trial in December 1997. Philip Morris Inc., et al. v. Margery Bronster, U.S. District Court, Hawaii, Civ. No. 96-00722 HG.


                                    Continued

                                   ----------

   Ohio -- In September 1996, two Ohio local officials filed a health care cost recovery action in Ohio state court, purportedly on behalf of the State of Ohio and all Ohio taxpayers. Defendants removed the case to federal court in Ohio and have filed a motion to dismiss challenging the standing of plaintiffs to bring this action. State ex rel. Coyne, Jr., et al. v. The American Tobacco Co., et al., United States District Court, Northern District of Ohio, Case No. 96-2247. Plaintiffs motion to remand this action to state court is pending.

   New Jersey -- In September 1996, the New Jersey Attorney General filed a health care cost recovery action in New Jersey state court. The State of New Jersey v. R.J. Reynolds Tobacco Company, et al., Chancery Court, Middlesex County, Case No. C-254-96. In August 1996, defendants filed a separate suit challenging the right of the Attorney General to bring such an action and to prosecute the case pursuant to a contingent fee arrangement with special counsel. Philip Morris Incorporated, et al. v. Peter Verniero, Attorney General of the State of New Jersey, et al., Superior Court of New Jersey, Chancery Division, Mercer County, Case No. MER-C-000114-96. Defendants' motion to dismiss the complaint and plaintiffs' motion for summary judgment are pending.

   New York City -- In October 1996, the City of New York and the New York City
      Health and Hospitals Corporation filed a health care cost recovery action in New York state court. City of New York, et al. v. The Tobacco Institute, et al., Supreme Court of the State of New York, County of New York, Case No. 406225/96.

   Illinois -- In November 1996, the Attorney General of Illinois filed a health care cost recovery action in Illinois state court. People of the State of Illinois v. Philip Morris, Inc., et al., Circuit Court of Cook County, Illinois, Case No. 96 L 13146.

   Iowa -- In November 1996, the State of Iowa filed a health care cost recovery action in Iowa state court. State of Iowa, ex rel. Thomas J. Miller, in his capacity as Attorney General of the State of Iowa v. R.J. Reynolds Tobacco Co., et al., District Court for Polk County, Iowa, Case No. CL71048.

   Alaska -- In January 1997, PM Inc. and three other cigarette manufacturers filed suit against the Alaska Attorney General in federal district court seeking declaratory and injunctive relief to prohibit a threatened health care cost recovery action by Alaska on grounds that it would violate federal law. Philip Morris Inc., et al. v. Bruce Botelho, U.S. District Court, Alaska, No. A 97-003 Civil (JWS).

   Erie County -- In January 1997, the County of Erie filed a health care cost recovery action in New York state court. County of Erie v. The Tobacco Institute, Inc., et al., Supreme Court of the State of New York, County of Erie, Case No. I1997/359.

   New York -- On January 27, 1997, it was reported in the press that the State of New York filed a health care cost recovery action.

   Other state and local government entities have announced that they are considering filing similar health care cost recovery actions.

   In September 1996, a purported class action was filed in Tennessee state court against four United States cigarette manufacturers and others on behalf of all individuals and entities in the United States who have


                                    Continued

                                   ----------

      paid premiums to a Blue Cross or Blue Shield organization for medical insurance. The complaint alleges that defendants' actions have resulted in increased medical insurance premiums for all class members and seeks recovery under various consumer protection statutes as well as under theories of breach of special duty and unjust enrichment. This case was removed by defendants to federal court. Perry, et al. v. Philip Morris Incorporated, et al., United States District Court for the Eastern District of Tennessee, Winchester Division, Civil Action No. 4:96-CV-106. Plaintiffs' motion to remand the case to state court is pending.

                       OTHER TOBACCO RELATED CLASS ACTIONS

   In May 1995, PM Inc. announced a recall of certain of its products and in June and July four purported class actions relating to the recall were filed. Three of these cases have been dismissed. In October 1995, plaintiffs in the remaining action, Tijerina, et al. v. Philip Morris, Inc., et al., United States District Court, Northern District of Texas, Amarillo Division, Case No. 2-95-CV-120, filed an amended complaint alleging that PM Inc. has, for many years, knowingly manufactured filtered products that are defective because they contain "defective filters." Plaintiffs purport to bring this action on behalf of all persons who "are Texas residents and who have smoked Philip Morris filtered cigarettes manufactured with Hoechst Celanese filter materials" and who have suffered adverse health effects. Plaintiffs allege that the filters in these products contain hazardous chemicals and that cellulose acetate fibers break away from the filters and are inhaled and ingested by the consumer when the filtered products are used. Plaintiffs further allege that they relied on PM Inc.'s false and fraudulent misrepresentations, made through advertising, regarding the safety of the use of the filters. Motions to dismiss certain of plaintiffs' claims and motions for summary judgment are pending. In October 1996, the court denied plaintiffs' motion for class certification.

   In June 1995, an action was filed in federal court in Maryland against PM
      Inc. seeking certification of a purported class consisting of "all persons and estates injured as a result of the defendant's alleged failure to manufacture a fire safe cigarette since 1987." Sacks, et al. v. Philip Morris Inc., United States District Court, District of Maryland, Case No. WMN-95-1840. Plaintiffs alleged in their complaint that PM Inc. intentionally withheld and suppressed material information relating to technology to produce a cigarette less likely to cause fires and failed to design and sell its cigarettes using the alleged technology. Compensatory and punitive damages were sought. In September 1996, an order was entered denying plaintiffs' motion for leave to file an amended complaint and granting defendant's motion to dismiss. Plaintiffs have appealed the order.

                              CERTAIN OTHER ACTIONS

   In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in a complaint filed as a purported class action in federal court in New York. Lawrence, et al. v. Philip Morris Companies Inc., et al., United States District Court, Eastern District of New York, Case No. 94 Civ. 1494 (JG). Plaintiffs allege that defendants violated the federal securities laws by maintaining artificially high levels of profitability through an inventory management practice pursuant to which defendants allegedly shipped more inventory to customers than was necessary to satisfy market demand. In August 1995,


                                    Continued

                                   ----------

      the court granted plaintiffs' motion for class certification, certifying this action as a class action on behalf of all persons (other than persons associated with defendants) who purchased common stock of the Company during the period July 10, 1991 through April 1, 1993, inclusive, and who held such stock at the close of business on April 1, 1993. In September 1996, the United States Court of Appeals for the Second Circuit denied the Company's Petition for Writ of Mandamus which had requested that the Court of Appeals direct the trial court to withdraw its order granting class certification. In January 1997, the court granted a motion by an alleged class member to intervene in the action and to be named an additional class representative.

   In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in several purported class actions that were consolidated in the United States District Court in the Southern District of New York. Kurzweil, et al. v. Philip Morris Companies Inc., et al., United States District Court for the Southern District of New York, Case Nos. 94 Civ. 2373 (MBM) and 94 Civ. 2546 (MBM) and State Board of Administration of Florida, et al. v. Philip Morris Companies Inc., et al., United States District Court for the Southern District of New York, Case No. 94 Civ. 6399 (MBM). In those cases, plaintiffs asserted that defendants violated federal securities laws by, among other things, making allegedly false and misleading statements regarding the allegedly "addictive" qualities of cigarettes. In each case, plaintiffs claimed to have been misled by defendants' knowing and intentional failure to disclose material information. In September 1995, the court granted defendants' motion to dismiss the two complaints in their entirety. The court granted plaintiff in the State Board action leave to replead one of its claims. In April 1996, the court entered an order stipulating the dismissal of the State Board claims. In August 1996, the court entered judgment dismissing the claims in Kurzweil. In September 1996, the Kurzweil plaintiffs filed an appeal from the judgment in the United States Court of Appeals for the Second Circuit; plaintiffs withdrew the appeal without prejudice in December 1996. In September 1996, the Kurzweil plaintiffs filed a motion in the district court to vacate the judgment and for leave to amend their complaint; this motion remains pending.

   In March 1995, an antitrust action was filed in California state court against four United States cereal manufacturers, including the Post Division of Kraft Foods, Inc. ("Kraft"), by plaintiffs purporting to represent all California residents who purchased defendants' cereal products during the four years preceding the date upon which the complaint was filed. McIver, et al. v. General Mills, Inc., et al., Superior Court of the State of California, County of Santa Barbara, Case No. 206663. Plaintiffs seek treble damages and the return of profits resulting from defendants' alleged conspiracy to fix and raise prices of cereal products sold to California consumers. In April 1995, a second purported class action similar to the earlier action was filed in the same court. In August 1995, the two cases were consolidated. In September 1995, the court granted defendants' motions for summary judgment. In December 1995, plaintiffs filed an appeal of that decision with the California Court of Appeals and, in January 1997, the Court of Appeals affirmed the trial court's dismissal of this action.

   In April 1996, an antitrust action was filed in federal court in Wisconsin against Kraft as a purported class action. Stuart, et al. v. Kraft Foods, Inc., et al., United States District Court, Eastern District of Wisconsin, Case No. 96-C-391. An amended complaint filed in July 1996,


                                    Continued

                                   ----------

      named two other leading dairy products manufacturers and the National Cheese Exchange as defendants. Plaintiff purports to represent all persons and entities in the United States (excluding governmental entities and political subdivisions) that sold milk and/or bulk cheese directly to Kraft or any of its alleged co-conspirators at any time since January 1, 1988. Plaintiff alleges that defendants engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange and failed to deal in good faith with their bulk cheese and milk suppliers by paying them prices based on the National Cheese Exchange. Plaintiff seeks injunctive and equitable relief and treble damages. In December 1996, plaintiffs' motion for class certification was denied and defendants' motion to dismiss plaintiffs' action was denied without prejudice.

   In September 1996, a second antitrust action was filed in federal court in Wisconsin against Kraft as a purported class action. Sheeks, et al. v. Kraft Foods, Inc., et al., United States District Court, Eastern District of Wisconsin, Case No. 96-C-1100. Plaintiffs are dairy farmers and assert virtually identical claims to those in the Stuart case discussed above. In December 1996, the court denied plaintiffs' motion to consolidate this action with the Stuart case.

   During 1996, tax assessments alleging the underpayment of Italian value added taxes for the years 1988 to 1994 and income taxes for the year 1987 were asserted against certain affiliates of the Company. The aggregate amount of taxes claimed to be assessed to date, together with interest and penalties, is $798.4 million. The Company anticipates that further substantial value added and income tax assessments may be claimed. The Company and its affiliates believe they have complied with applicable Italian tax laws and intend to vigorously contest the assessments. A hearing concerning value added taxes is scheduled in the Italian tax court for February 4, 1997.

   The Company and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to all litigation pending against it. All such cases are, and will continue to be, vigorously defended. It is not possible to predict the outcome of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case, such as the Carter case discussed above, could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry. These developments generally receive widespread media attention. The Company is not able to evaluate the effect of these developing matters on pending litigation and the possible commencement of additional litigation.

   Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of certain pending litigation. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position.


                                    Continued

                                   ----------

Note 14.  Additional Information:
                                                 1996        1995      1994
                                                ------      ------    ------
                                                        (in millions)
   Years ended December 31:

      Depreciation expense                      $1,038      $1,024    $1,027
                                                ======      ======    ======
      Rent expense                              $  430      $  390    $  426
                                                ======      ======    ======
      Research and development expense          $  515      $  481    $  435
                                                ======      ======    ======
      Advertising expense                       $3,633      $3,724    $3,358
                                                ======      ======    ======
      Interest and other debt expense, net:
         Interest expense                       $1,183      $1,259    $1,288
         Interest income                           (97)        (80)      (55)
                                                ------      ------    ------
                                                $1,086      $1,179    $1,233
                                                ======      ======    ======
      Interest expense of financial services
         and real estate operations included
         in cost of sales                       $   80      $   84    $   78
                                                ======      ======    ======

Note 15.  Financial Services and Real Estate Operations:

   Philip Morris Capital Corporation ("PMCC") is a wholly-owned subsidiary of the Company. PMCC invests in leveraged and direct finance leases, other tax-oriented financing transactions, third party financial instruments and engages in various financing activities for customers and suppliers of the Company's subsidiaries. Additionally, PMCC is engaged, through its wholly-owned subsidiary, Mission Viejo Company, in land planning, development and sales activities in California and Colorado.

   Pursuant to a support agreement, the Company has agreed to retain ownership of 100% of the voting stock of PMCC and make periodic payments to PMCC to the extent necessary to ensure that earnings available for fixed charges equal at least 1.25 times its fixed charges. No payments were required in 1996, 1995 or 1994.


                                    Continued

                                   ----------

   Condensed balance sheet data at December 31, follow:

                                                            1996        1995
                                                           ------      ------
                                                              (in millions)
      Assets
         Finance leases                                    $7,554      $6,858
         Other investments                                    474         471
                                                           ------      ------

                                                            8,028       7,329
         Less unearned income and allowances                2,682       2,336
                                                           ------      ------

         Finance assets, net                                5,346       4,993

         Real estate held for development and sale            314         339
         Other assets                                         258         302
                                                           ------      ------

      Total assets                                         $5,918      $5,634
                                                           ======      ======

      Liabilities and stockholder's equity
         Short-term borrowings                             $  173      $  671
         Long-term debt                                     1,134         783
         Deferred income taxes                              3,636       3,382
         Other liabilities                                    145         121
         Stockholder's equity                                 830         677
                                                           ------      ------

      Total liabilities and stockholder's equity           $5,918      $5,634
                                                           ======      ======

   The amounts shown above include receivables and payables with the Company and its other subsidiaries. These amounts were eliminated in the Company's consolidated balance sheets.

   Finance leases consist of a portfolio of investments in transportation, manufacturing facilities, power generation and real estate. Rentals receivable for finance leases represent unpaid rentals, less principal and interest on third-party nonrecourse debt, if any.

   PMCC's investment securities, included in other investments, are classified as available for sale and are recorded at fair value, with unrealized gains and losses included as a component of stockholder's equity, net of related deferred income taxes. Other investments also include real estate and commercial receivables, the total estimated fair values of which, at December 31, 1996 and 1995, approximated their carrying values. Fair values were estimated by discounting projected cash flows using the current rates for similar loans to borrowers with similar credit ratings and maturities.


                                    Continued

                                   ----------

    Condensed income statement data follow for the years ended December 31,

                                                 1996        1995        1994
                                                 ----        ----        ----
                                                         (in millions)
      Revenues:
         Financial services                      $222        $197        $257
         Real estate                              157         184         236
                                                 ----        ----        ----

      Total revenues                              379         381         493

      Expenses:
         Financial services                       107         107         114
         Real estate                               98         129         190
                                                 ----        ----        ----

      Total expenses                              205         236         304

      Equity in earnings of limited
         partnership investments                   15          15          17
                                                 ----        ----        ----

      Earnings before income taxes                189         160         206

      Provision for income taxes                   66          55          72
                                                 ----        ----        ----

      Net earnings                               $123        $105        $134
                                                 ====        ====        ====

Note 16.  Financial Instruments:

   Derivative financial instruments

   The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company for purposes other than trading, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

   The Company has foreign currency and related interest rate swap agreements which were executed to reduce the Company's borrowing costs and serve as hedges of the Company's net assets in foreign subsidiaries, principally those denominated in Swiss francs. At December 31, 1996 and 1995, the notional principal amounts of these agreements were $2.2 billion and $2.0 billion, respectively. Aggregate maturities at December 31, 1996 were as follows (in millions): 1997-$853; 1998-$186; 1999-$391; 2000-$215 and 2002
      and thereafter-$540. The notional amount is the amount used for the calculation of interest payments which are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity.

   Forward exchange contracts are used by the Company to reduce the effect of fluctuating foreign currencies on short-term foreign currency denominated intercompany and third party transactions. At December 31, 1996 and 1995, the Company had forward exchange contracts, with maturities of less than one year, of $1.7 billion and $1.2 billion, respectively.


                                    Continued

                                   ----------

   Credit exposure and credit risk

   The Company is exposed to credit loss in the event of nonperformance by counterparties to the swap agreements. However, such exposure was not material at December 31, 1996, and the Company does not anticipate nonperformance. Further, the Company does not have a significant credit exposure to an individual counterparty.

   Fair value

   The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 1996 was $15.7 billion as compared to its carrying value of $15.2 billion. The aggregate fair value of the Company's total debt at December 31, 1995 was $16.7 billion as compared to its carrying value of $15.8 billion. The estimated fair value of financial services and real estate other investments, including commercial and real estate receivables, approximated their carrying values at December 31, 1996 and 1995.

   The carrying values of the foreign currency and related interest rate swap agreements and of the forward contracts, which did not differ materially from their fair values, were not material.

   See Notes 4, 5 and 15 for additional disclosures of fair value for short-term borrowings, long-term debt and financial instruments within the financial services and real estate operations, respectively.

Note 17.  Quarterly Financial Data (Unaudited):

                                                1996 Quarters
                              -------------------------------------------------
                                1st           2nd           3rd           4th
                              -------       -------       -------       -------
                                    (in millions, except per share data)

   Operating revenues         $17,491       $17,509       $17,414       $16,790
                              =======       =======       =======       =======

   Gross profit               $ 6,989       $ 7,100       $ 7,092       $ 6,812
                              =======       =======       =======       =======

   Net earnings               $ 1,565       $ 1,621       $ 1,646       $ 1,471
                              =======       =======       =======       =======

   Per share data:

   Net earnings               $  1.89       $  1.97       $  2.01       $  1.81
                              =======       =======       =======       =======

   Dividends declared         $  1.00       $  1.00       $  1.20       $  1.20
                              =======       =======       =======       =======

   Market price - high        $104-5/8      $107-1/4      $107-1/2      $119
                - low         $ 85-5/8      $ 85-5/8      $ 85-5/8      $ 89-3/4

   During the year, the Company sold several domestic and international food businesses at net pretax gains of $320 million, most of which were reflected in fourth quarter earnings. In addition, the Company initiated cost saving programs that included downsizing facilities and workforce reductions. The cost of these actions substantially offset the gains from businesses sold. The net impact of these divestitures and provisions was not material to fourth quarter operating income, pretax earnings or earnings per share.


                                    Continued

              NOTES to CONSOLIDATED FINANCIAL STATEMENTS, Concluded

                                   ----------


                                                1995 Quarters
                               -------------------------------------------------
                                 1st           2nd           3rd           4th
                               -------       -------       -------       -------
                                     (in millions, except per share data)

   Operating revenues          $16,517       $17,129       $16,689       $15,736
                               =======       =======       =======       =======

   Gross profit                $ 6,467       $ 6,816       $ 6,764       $ 6,407
                               =======       =======       =======       =======

   Earnings before cumulative
     effect of accounting
     changes                   $ 1,363       $ 1,410       $ 1,433       $ 1,272

   Cumulative effect of
     changes in method of
     accounting
     (See Note 1)                  (28)
                               -------       -------       -------       -------

   Net earnings                $ 1,335       $ 1,410       $ 1,433       $ 1,272
                               =======       =======       =======       =======

   Per share data:

   Earnings before cumulative
     effect of accounting
     changes                   $  1.60       $  1.67       $  1.71       $  1.53

   Cumulative effect of
     changes in method of
     accounting                   (.03)
                               -------       -------       -------       -------

   Net earnings                $  1.57       $  1.67       $  1.71       $  1.53
                               =======       =======       =======       =======

   Dividends declared          $  .825       $  .825       $  1.00       $  1.00
                               =======       =======       =======       =======

   Market price - high         $68           $76-5/8       $84-1/8       $94-3/8
                - low          $55-3/4       $65-1/4       $71-3/8       $82-5/8

   During the year, the Company sold its bakery businesses and its North
      American margarine, specialty oils, marshmallows, caramels and Kraft Foodservice distribution businesses. In addition, several smaller international food businesses were sold. Net pretax gains from the sales of these businesses were $275 million, most of which were reflected in fourth quarter earnings. In the fourth quarter of 1995, the Company also recorded provisions in connection with these divestitures, primarily for an early retirement program and the write-down of assets of food facilities to be downsized or closed. The net impact of these divestitures and provisions was not material to fourth quarter operating income, pretax earnings or earnings per share.


                                    Concluded